UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICREL, INCORPORATED

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

The following is the text of a press release issued by Micrel, Incorporated on May 16, 2008:

Investor Contact:	Media Contacts:
Richard Crowley	Paul Kranhold/Andrew Cole/Diane Henry
Micrel, Incorporated	Sard Verbinnen & Co
(408) 944-0800	(415) 618-8750
Or
Amy Bilbija
MacKenzie Partners, Inc
(650) 798-5206

MICREL ISSUES OPEN LETTER TO SHAREHOLDERS

Urges Shareholders to Vote WHITE Proxy Card Against Obrem’s Proposals

at May 20 Special Shareholder Meeting

San Jose, CA, May 16, 2008 — Micrel, Incorporated (Nasdaq:MCRL) today issued the following open letter to shareholders regarding the Board of Directors’ recommendation that shareholders vote against the proposals made by Obrem Capital Management (“OCM”) at the May 20, 2008 Special Meeting of Micrel shareholders:

Dear Shareholders,

We appreciate the tremendous support we have received regarding the May 20th meeting and agree with the concerns that have been expressed about OCM’s attempt to take over Micrel and force an immediate sale of the Company. We cannot agree more with the statement made by one of the independent proxy voting advisory firms that said, “This proxy challenge may single-handedly redefine the term “ill-advised.”“ (Proxy Governance 5/14/08)

If you have not voted yet, please do so today. Your vote is important. We encourage you to visit www.votemicrel.com where you can find details supporting our position against OCM’s proposals and nominees, as well as instructions on how to vote. We urge you to use the WHITE proxy card to place your votes. Below are important points that we ask you to consider:

•

All four independent proxy voting advisory firms recommend shareholders vote against OCM’s proposals to take over Micrel’s Board. RiskMetrics, Glass Lewis & Co., PROXY Governance and Egan-Jones all agree that shareholders should vote against OCM’s proposals to throw out the Board you elected and replace them with OCM’s full slate of nominees.

•

Micrel is successfully executing a carefully crafted plan to drive growth, profitability and deliver value to shareholders. Micrel’s focus on developing products for higher growth markets while continuing to improve the Company’s cost structure, margins and profitability and returning cash to shareholders is working. Many Wall Street analysts agree. “We continue to believe that Micrel is at a new growth inflection point driven by a relentless introduction of new products (100 run-rate), a revamped sales force and a management team that is as focused on the business as ever before. While we recognize that the current proxy contest the company is currently experiencing is both distracting and costly, we believe the company will continue to outgrow its closest peers for the foreseeable future.” (Tore Svanberg, Thomas Weisel Partners 4/24/08)

•

OCM’s single agenda of selling Micrel during the most challenging conditions the market has seen in years is ill-advised. Most companies are trading at steep discounts to their average historical prices and valuation multiples. Credit and equity financing markets are at record low levels of activity. Micrel’s stock price does not reflect its investments in growing markets and new products. Considering Micrel’s strong performance and positioning for future growth and today’s challenging market conditions, this is simply the wrong time to try to force a sale of the Company.

•

OCM is making false assertions that your Board and management are entrenched and unwilling to consider all options that maximize the value of Micrel. This is flatly untrue and without merit. The Board, which includes four independent directors out of a total of five directors, and management are passionate about the business and dedicated to its success for shareholders, customers and employees. To that end, the Board periodically reviews Micrel’s strategic alternatives, including assessing the potential to create value through strategic transactions. Consistent with our duties, it is our policy to thoroughly review bona fide proposals. However, given the current challenging market conditions, we firmly believe that we are on the right path to building significant value for our shareholders, customers and employees.

•

OCM’s hastily thrown together operating “plan” if they can’t sell Micrel is overly-simplistic and unrealistic. Almost two months after OCM’s first letter and less than two weeks before the vote on their proposals, OCM put out a hastily concocted “plan” for operating Micrel on a standalone basis if they fail to sell the Company. We believe “Focus on the Right Markets with the Right Products” and “considering moving the headquarters…” to “e.g., Phoenix” are simply not well thought-out strategies and reflect their unpreparedness to run this Company and lack of operating expertise.

•

OCM has been hostile from the start and their interests are not aligned with those of all shareholders. OCM’s thinly-veiled self-serving intentions were obvious almost immediately. After accumulating close to 10% of Micrel shares, OCM’s first contact with the Company was a letter demanding a sale of the Company and a meeting with the Board. Not satisfied with the response that the Company would get back to them shortly, OCM continued to acquire shares and less than two weeks after their first letter launched their hostile proxy contest and named their six nominees. Their weighted average cost basis on the Micrel shares is approximately $8.01, significantly below the one, three and five year average prices. OCM is clearly aiming for a short-term gain for themselves through a forced sale of Micrel, as opposed to acting in the best interests of all shareholders to maximize value.

•

Your current Board is vastly more qualified than OCM’s nominees and highly independent with strong oversight. Micrel’s Directors collectively have more than 200 years of relevant experience and bring a valuable blend of deep strategic, senior executive, operational and public company board expertise inside and outside of the semiconductor industry. Four out of five of your current directors are independent and each of them stands for election annually. No current independent Director has served longer than three years.

•

OCM’s nominees are inexperienced and unqualified. As one independent proxy voting advisory firm succinctly stated, “…the dissident slate is underwhelming: two former industry executives with sales and distribution experience, four investment analysts or managers, and no one with operational experience in the company’s primary business of semiconductor R&D, design and manufacturing. Four of the nominees have no prior public board experience, making the remaining two nominees – each, according to the dissident proxy, with one public board directorship under his belt – comparatively awash with experience.” (Proxy Governance 5/14/08)

We look forward to the May 20th vote so we can focus 100% on the business and creating value for all shareholders. Please place your votes today.

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the following topics: our plan to drive growth, build value and deliver value to shareholders, customers and employees, our focus on developing products for higher growth markets while increasing cost structure optimization, margins and profitability and returning cash to shareholders, our beliefs about our growth being driven by introductions of new products, our sales force and focused management team, our beliefs about the semiconductor industry and financing markets, our belief that Micrel’s stock price does not reflect investments in growing markets and new products, our beliefs about qualifications and experience on our Board of Directors, our beliefs about a sale of the Company and our beliefs with respect to our support from our shareholders. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow and other factors disclosed in Micrel’s periodic reports filed with the Securities and Exchange Commission. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Except as required under the securities laws, the Company disclaims any duty to update the forward looking information contained in this release.